                  [Letterhead]

                                  July 3, 1997

Jitney-Jungle Stores of America, Inc.
1770 Ellis Avenue
Suite 200
Jackson, Mississippi 39204

Attention:      Mr. Michael E. Julian
                President & Chief Executive Officer

Gentlemen:

    You have advised DLJ Bridge Finance, Inc., a Delaware corporation ("DLJ Bridge"), that Jitney-Jungle Stores of America, Inc. (together with its subsidiaries, "Jitney-Jungle" or the "Company") proposes to acquire (the "Acquisition") 100% of the issued and outstanding common stock of Delchamps, Inc. (together with its subsidiaries, "Delchamps" and together with Jitney-Jungle, the "Credit Group") from the public shareholders thereof pursuant to a tender offer (the "Tender Offer") for $30.00 per share, equating to a total purchase price for 100% of the issued and outstanding common stock of Delchamps of approximately $228.0 million ($220.9 million net of option exercises). The Tender Offer will be initiated pursuant to a merger agreement (the "Merger Agreement") to be negotiated and entered into between Jitney-Jungle and the board of directors of Delchamps (collectively, the "Seller") which will be conditioned upon the successful consummation of the Tender Offer and pursuant to which Delchamps will merge, (the "Merger") with a newly-formed special purpose subsidiary of Jitney-Jungle, with Delchamps being the surviving entity. We further understand that concurrent with the consummation of the Acquisition certain other transactions will occur including: (i) the Merger; (ii) the refinancing (the "Refinancing") of approximately $34.4 million of existing debt of Delchamps (including $9.8 million of capitalized leases); and (iii) the payment of approximately $36.0 million of financing fees and other expenses to be incurred in connection with the Acquisition and the Merger (collectively, the "Expense Payments"). As used herein, the term "Transaction" shall refer, collectively, to the Tender Offer, the Acquisition, the Merger, the Refinancing and the Expense Payments.

    We understand that the total cash proceeds required to consummate the Transaction are approximately $281.4 million and that such funds will be provided as follows: (i) borrowings by the Company of approximately $75.0 million under a $175.0 million senior secured financing (the "Bank Credit Facility") consisting of an -eight-year $75.0 million amortizing term loan facility and a six-year $100.0 million non-amortizing revolving credit facility (none of which shall be drawn at closing); (ii) the issuance by the Company, for cash, of up to $200.0 million of senior subordinated increasing rate notes (the "Bridge Notes"); and (iii) approximately $6.4 million of available cash.

    I am pleased to advise you that DLJ Bridge hereby commits (the "Commitment") that it or one of its affiliates will purchase up to $200.0 million of Bridge Notes, the proceeds of which will be used to finance in part the consummation of the Transaction.

    You have advised us that a copy of this letter (the "Bridge Commitment Letter") and the attached Summary of Terms and Conditions (the "Summary of Terms and Conditions"), which is incorporated into and made a part of this Bridge Commitment Letter, will be provided to the Seller but that you understand that our obligation to make any monies available to the Company is subject expressly to (i) the execution and delivery of definitive documentation, including without limitation a definitive securities purchase agreement (the "Securities Purchase Agreement"), satisfactory to us and covering the matters expressly referred to herein and covering such other matters as we may request (collectively, the "Definitive Documents") and (ii) the satisfaction of the other conditions precedent set out in the Summary of Terms and Conditions.

    Jitney-Jungle agrees to pay to DLJ Bridge a non-refundable cash commitment fee (the "Commitment Fee") in an amount equal to one percent (1.00%) of the principal amount of the Bridge Notes subject to this Commitment. Jitney-Jungle also agrees to pay to DLJ Bridge a cash takedown fee (the "Takedown Fee") in an amount equal to two percent (2.00%) of the principal amount of Bridge Notes purchased by DLJ Bridge.

    The Commitment Fee set forth above will be earned upon acceptance of the Commitment and will be payable only upon (i) the closing of the Transaction;
(ii) the closing of any other transaction or series of transactions in which Jitney-Jungle or any of its affiliates acquires Delchamps within the next two years; or (iii) the payment to Jitney-Jungle of any break-up fee or similar reimbursement pursuant to the Merger Agreement. The Takedown Fee set forth above will be earned and payable upon the issuance of the Bridge Notes.


    The Commitment is not assignable by you. Nothing in this Bridge Commitment Letter, expressed or implied, shall give any person, other than the parties hereto, any benefit or any legal or equitable right, remedy or claim under this Bridge Commitment Letter.


    DLJ Bridge is prepared to offer (the "Co-Purchase Offer") to CS First Boston ("CSFB" or the "Co-Purchaser"), or an affiliate of CSFB reasonably acceptable to DLJ Bridge, the opportunity to participate, as a co-purchaser, in up to thirty percent (30.0%) of the Commitment. In the event that the Co-Purchaser accepts the Co-Purchase Offer: (i) Donaldson, Lufkin & Jenrette Securities Corporation's ("DLJSC") right to act as exclusive agent or sole underwriter in the offering of the Permanent Financing (as defined in the attached Summary of Terms and Conditions) shall become the right, but not the obligation, to act as lead agent or lead manager, as the case may be, in such offering (but only to allow the participation of the Co-Purchaser in such offering, as set forth herein); (ii) the Co-Purchaser shall have the right, but not the obligation, to act as co-agent or co-manager, as the case may be, along with DLJ in the offering of the Permanent Financing; (iii) if DLJSC and the Co-Purchaser act as lead manger or lead agent and co-manager or co-agent, respectively, the Co-Purchaser shall be entitled to a share of the gross underwriting spread or placement fee, as the case may be (in either case, the "Underwriter's Compensation"), payable by the issuer of such Permanent Financing from such offering, net of unreimbursed expenses, equal to the Co-Purchaser's ratable participation in the Commitment;
(iv) any reference in the Bridge Commitment Letter or the attached Summary of Terms and Conditions to a transaction in which DLJSC has acted as exclusive agent or sole underwriter shall be deemed to have been amended to permit such participation by the Co-Purchaser; (v) DLJ Bridge's obligation to purchase Bridge Notes under the Commitment shall be reduced an obligation to purchase seventy percent (70.0%) of Bridge Notes issued pursuant to the Commitment; and
(vi) CSFB shall become a co-party to the Engagement Letter (as defined in the attached Summary of Terms and Conditions) and shall have the right, but not the obligation, to act as co-agent or co-manager (with 30% of the economics), as the case may be, along with DLJ in any transaction thereunder. The foregoing is subject, in its entirety, to the execution of definitive documentation between DLJ Bridge, CSFB and the Company setting forth the foregoing and in form and substance satisfactory to DLJ Bridge.

    Jitney-Jungle agrees to indemnify and hold the DLJ Bridge Group, as defined in Exhibit A hereto, harmless to the extent set forth in Exhibit A to this Bridge Commitment Letter and, upon demand from time to time, to reimburse DLJ Bridge for all reasonable out-of-pocket costs, expenses and other payments, including but not limited to reasonable legal fees and disbursements incurred or made in connection with the Commitment, and the preparation, execution and delivery of the Definitive Documents, regardless of whether or not the Definitive Documents are executed.

    Jitney-Jungle hereby represents that, based on its review and analysis, to its knowledge (a) all information, other than Projections (as defined below), which have been made available to DLJ Bridge by any member of the Credit Group or any of its representatives in connection with the transactions contemplated hereby (together with information hereafter made available, the "Information") have been reviewed and analyzed by Jitney-Jungle in connection with the performance of its own due diligence and, as supplemented as contemplated by the next sentence, is (or will be, in the case of Information made available after the date hereof) complete and correct in all material respects and does not (or will not, as the case may be) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made; and (b) all financial projections concerning the Credit Group that have been or are hereafter made available to DLJ Bridge by an member of the Credit
Group or its representatives in connection with the transactions contemplated hereby (the "Projections") have been (or will be, in the case of Projections made available after the date hereof) prepared in good faith based upon reasonable assumptions. Jitney-Jungle agrees to supplement the Information and Projections, to the extent Jitney-Jungle becomes aware of or is furnished with such Information and Projections, from time to time until the closing of the Transaction so that the representation and warranty in the preceding sentence is correct on the closing date.

    This Bridge Commitment Letter and the attached Summary of Terms and Conditions set forth the entire understanding of the parties as to the scope of the Commitment and DLJ Bridge's obligations thereunder. This Commitment will expire at 5:00 PM New York City time on July 7, 1997 unless accepted prior to such time. This Commitment will also expire at the earlier of: (i) the termination of the Merger Agreement; (ii) the closing of the Transaction without the issuance of any Bridge Notes; (iii) the commencement by the Credit Group of the marketing of any securities pursuant to the Transaction in which Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") is not sole manger or sole agent, as the case may be; or (iv) 5:00 PM New York City time on September 30, 1997 if the closing of the Transaction has not occurred by such time.

    This Bridge Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York as applied to contracts made and performed within such state, without giving effect to the principles of conflicts of laws thereof. To the fullest extent permitted by applicable law, each of the parties hereto hereby irrevocably submits to the jurisdiction of any New York State court or Federal court sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of the Commitment and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of the parties hereto waives to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

    Please indicate your acceptance of the Commitment and your agreement to the matters contained in this Bridge Commitment Letter by executing this document and returning it to us prior to the time of expiration set forth above.

                                          Sincerely,
                                          DLJ Bridge Finance, Inc.

                                          /s/ Robert C. Grien
                                          ----------------------------
                                          By:    Robert C. Grien
                                          Title: Senior Vice President


Accepted and Agreed to this
July 3, 1997

Jitney-Jungle Stores of America, Inc.


/s/ Michael Julian
-------------------------------------
By: Michael Julian
Title: President and Chief Executive Officer

                        SUMMARY OF TERMS AND CONDITIONS

    Set forth below is a summary of the terms of the Bridge Notes and the conditions to the obligation of DLJ Bridge to purchase any Bridge Notes. Capitalized terms used herein and not otherwise defined have the meaning set forth in the Bridge Commitment Letter to which this Summary of Terms and Conditions is attached and of which it forms a part.


                     Senior Subordinated Increasing Rate Notes


Issuer:                             Jitney-Jungle Stores of America, Inc. or, at the option
                                    of DLJ Bridge, such other entity(ies) as shall be the
                                    borrower(s) under the Bank Credit Facility.

Issue:                              Senior Subordinated Increasing Rate Notes (the "Bridge
                                    Notes").

Use of Proceeds:                    Proceeds will be used to finance in part the
                                    consummation of the Transaction.

Principal Amount:                   Up to $200,000,000.

Price:                              100% of principal amount.

Interest Rate:                      Interest shall be payable at the prime rate plus a
                                    spread (the "Spread"). The Spread will initially be 300
                                    basis points. If the Bridge Notes are not retired in
                                    whole by the end of the first six month period following
                                    the date of their issuance (the "Issuance Date"), the
                                    Spread will increase by 100 basis points and shall
                                    continue to increase by an additional 50 basis points at
                                    the end of each subsequent three month period until the
                                    first anniversary of the issuance of the Bridge Notes.

                                    Commencing on the first anniversary of the Issuance
                                    Date, interest shall be payable at the greater of the
                                    following as of the beginning of each quarterly period:
                                    (i) the prime rate plus 500 basis points, increasing by
                                    an additional 50 basis points at the end of each
                                    subsequent three month period for so long as the Bridge
                                    Notes are outstanding; (ii) the Treasury Rate (as
                                    defined below) plus 700 basis points, increasing by an
                                    additional 50 basis points at the end of each subsequent
                                    three month period for so long as the Bridge Notes are
                                    outstanding; (iii) the DLJ High Yield Index Rate plus
                                    250 basis points, increasing by an additional 50 basis
                                    points at the end of each subsequent three month period
                                    for so long as the Bridge Notes are outstanding; and
                                    (iv) the rate in effect on the day immediately preceding
                                    the first anniversary of the Issuance Date plus 50 basis
                                    points, increasing by an additional 50 basis points at
                                    the end of each subsequent three month period for so
                                    long as the Bridge Notes are outstanding. For purposes
                                    of this Summary of Terms and Conditions, the "prime
                                    rate" means the prime or reference rate as announced
                                    from time to time by The Bank of New York and the
                                    "Treasury Rate" means the rate applicable to the most
                                    recent auction of direct obligations of the United
                                    States having a maturity closest to the Bridge Notes, as
                                    published by the Board of Governors of the Federal
                                    Reserve System.


                                    Notwithstanding anything to the contrary set forth
                                    above, at no time shall the per annum interest rate on
                                    the Bridge Notes exceed eighteen percent (18.00%). In
                                    addition, that portion, if any, of any interest payment
                                    representing a per annum interest rate in excess of
                                    sixteen percent (16.00%) shall be paid by issuing Bridge
                                    Notes with a principal amount equal to such excess
                                    portion of interest.

Maturity:                           The Bridge Notes will mature on the first anniversary of
                                    the Issuance Date, provided however, that the maturity
                                    of the Bridge Notes will be automatically extended until
                                    the date which is six (6) months after the date of the
                                    original final stated maturity of the Bank Credit
                                    Facility if, on the first anniversary of the Issuance
                                    Date, the following conditions are met: (i) there shall
                                    exist no default under the Bridge Notes; (ii) there
                                    shall have been no acceleration under the Bank Credit
                                    Facility or any other debt instrument of the Company;
                                    and (iii) all fees due to DLJ Bridge and DLJSC as of
                                    such date shall have been paid in full.

Mandatory Redemption:               The Company will redeem the Bridge Notes with, subject
                                    to certain agreed exceptions, (i) the net proceeds from
                                    the issuance of any subordinated debt or equity
                                    securities by any member of the Credit Group (the
                                    "Permanent Financing"), (ii) the net proceeds from the
                                    issuance of any other debt by any member of the Credit
                                    Group to the extent permitted by the Bank Credit
                                    Facility, or (iii) the net proceeds from asset sales by
                                    any member of the Credit Group in excess of the amount
                                    thereof required to be paid to the banks under the Bank
                                    Credit Facility, in each case at par plus accrued
                                    interest, provided, that the redemption price shall be
                                    one hundred three percent (103.0%) of par plus accrued
                                    interest if the Bridge Notes are redeemed with or in
                                    anticipation of funds raised by any means other than a
                                    transaction in which DLJSC has acted as exclusive agent
                                    or sole underwriter to the Credit Group; and provided
                                    further, that after twelve (12) months from the date of
                                    their issuance, the Bridge Notes may be redeemed at 100%
                                    of principal plus accrued interest unless (a) (i) within
                                    such twelve-month period DLJSC delivered to the Credit
                                    Group a proposal to market securities of the Credit
                                    Group to one or more financially responsible
                                    institutional investors (or a commitment from DLJSC or
                                    another nationally recognized investment banking firm to
                                    underwrite the public sale of securities of the Credit
                                    Group, on a firm commitment basis), on financial and
                                    other terms and conditions no less favorable to the
                                    issuer of such securities than those generally available
                                    in the United States capital markets to issuers of
                                    securities having a creditworthiness comparable to that
                                    of the issuer of such securities, in an amount
                                    sufficient to redeem all the Bridge Notes (a "Bona Fide
                                    Proposal"), and (ii) the Credit Group did not authorize
                                    DLJSC to execute such Bona Fide Proposal; it being
                                    understood that no such proposal shall be deemed to be a
                                    Bona Fide Proposal if DLJSC fails to execute such
                                    proposal on substantially the terms proposed, or (b) the
                                    Company and DLJSC have agreed in their reasonable
                                    judgment that no such Bona Fide Proposal could be made.

Interest Payments:                  Interest on the Bridge Notes will be payable in cash,
                                    quarterly in arrears (except as provided elsewhere
                                    herein).

Optional Redemption:                The Bridge Notes will be callable, in whole or in part,
                                    upon not less than 10 days written notice, at the option
                                    of the Company, at any time at par plus accrued interest
                                    to the redemption date; provided, that the redemption
                                    price shall be one hundred three percent (103.0%) of par
                                    plus accrued interest if the Bridge Notes are refunded
                                    (whether at the time of redemption or maturity) with or
                                    in anticipation of funds raised by any means other than
                                    a transaction in which DLJSC has acted as exclusive
                                    agent or sole underwriter to the Company; provided
                                    further, that after twelve (12) months from the date of
                                    their issuance, the Bridge Notes may be redeemed at 100%
                                    of principal plus accrued interest unless DLJSC has
                                    delivered a Bona Fide Proposal or the Company and DLJSC
                                    have agreed in their reasonable judgment that no such
                                    Bona Fide Proposal could be made.

                                    Commencing on the earliest to occur of (i) the first
                                    anniversary of the Issuance Date and (ii) refusal by the
                                    Company to execute a Bona Fide Proposal (such event, a
                                    "Refusal Event" and such earlier date, the "First
                                    Anniversary"), the Bridge Notes may be sold to third
                                    party purchasers on a fixed rate basis at a rate no
                                    greater than the then applicable rate of interest. In
                                    such event, the Bridge Notes will be non-callable until
                                    the fifth anniversary of the Issuance Date and will be
                                    callable thereafter at par plus accrued interest plus a
                                    premium equal to the coupon in effect on the date on
                                    which such Bridge Notes were sold to third party
                                    purchasers with such premium declining ratably to par
                                    one year prior to the maturity of the Bridge Notes. DLJ
                                    Bridge shall agree that no such third party sales shall
                                    take place unless the Company has been given ten (10)
                                    days prior notice.

Subordination:                      The Bridge Notes will be subordinated to the Bank Credit
                                    Facility and certain refinancings thereof (collectively,
                                    the "Designated Senior Debt"). See Exhibit B to the
                                    Bridge Commitment Letter.

Guarantees:                         Delchamps will issue a senior subordinated guarantee in
                                    favor of the Bridge Notes. The Company's other direct
                                    and indirect affiliates which are guarantors of the Bank
                                    Credit Facility will also issue senior subordinated
                                    guarantees in favor of the Bridge Notes. In addition, in
                                    the event the Company is not the issuer of the Bridge
                                    Notes, the Company will issue senior subordinated
                                    guarantees in favor of the Bridge Notes.

Registration Rights:                The Company will file, and will use its best efforts to
                                    cause to become effective, a "shelf" registration
                                    statement with respect to the Bridge Notes as soon as
                                    practicable after the First Anniversary. The Company
                                    will keep the registration statement for the Bridge
                                    Notes effective until all of the Bridge Notes have been
                                    redeemed. If a "shelf" registration statement for the
                                    Bridge Notes has either (i) not been filed within 60
                                    days after the First Anniversary, or (ii) not been
                                    declared effective 120 days after the First Anniversary,
                                    the Company will pay liquidated damages thereafter of
                                    $.192 per

                                    week per $1,000 principal amount of Bridge
                                    Notes outstanding until such time as such registration
                                    statement has become effective. The Company will also
                                    pay such liquidated damages for any period of time
                                    following the effectiveness of such registration
                                    statement that the registration statement is not
                                    available for resales thereunder. In addition, the
                                    holders of the Bridge Notes will have the right to
                                    "piggy-back" in the registration of any debt securities
                                    which are registered by the Company unless all of the
                                    Bridge Notes will be redeemed from the proceeds of such
                                    securities.

Rollover Fee:                       On the date of the First Anniversary, the Company shall
                                    pay to DLJ Bridge a cash fee (the "Rollover Fee") in an
                                    amount equal to three percent (3.00%) of the principal
                                    amount of the Bridge Notes outstanding on such date;
                                    provided however, that the portion of such Rollover Fee
                                    set forth below will be creditable against the fees
                                    earned due to DLJSC (and CSFB, to the extent they accept
                                    the Co-Purchase Offer) in connection with the placement
                                    of the Permanent Financing in the event that such
                                    placement occurs during the corresponding period from
                                    the First Anniversary set forth below:

                                      Period from                  Amount
                                         First                       of
                                      Anniversary                  credit
                                      -----------                ----------
                                      0-89 days                   2.50%
                                      90-179 days                 2.00%
                                      180-269 days                1.50%
                                      270-359 days                1.00%
                                      360-449 days                0.50%
                                      450 days and thereafter     0.00%

Equity Amount Escrowed:             On the Issuance Date, warrants (the "Escrowed Warrants")
                                    representing twenty percent (20%) of the fully-diluted
                                    common stock of the Company will be placed in an escrow
                                    account.

                                    The Escrowed Warrants will be exercisable at a price
                                    equal to $0.01 per share for a period of seven (7)
                                    years from the date such Escrowed Warrants are
                                    released from escrow and will have customary
                                    anti-dilution provisions and demand and "piggy-
                                    back" registration rights.

                                    If the refinancing of 100% of the Bridge Notes is not
                                    completed within the periods following the
                                    First Anniversary set forth in Column A below,
                                    Escrowed Warrants exercisable into the
                                    percentage of the Company's fully-diluted
                                    common stock set forth in Column B shall be released
                                    from escrow to DLJ Bridge and DLJ Bridge shall be
                                    entitled to retain such released Escrowed
                                    Warrants.

                                       4

                                       A                     B
                                    ------                ------

                                    0-90 days                1.0%

                                    91-180 days              1.0%

                                    181-270 days             1.5%

                                    271-360 days             1.5%

                                    361-450 days             2.5%

                                    451-540 days             2.5%

                                    541-630 days             3.0%

                                    631-720 days             3.0%

                                    721 days and thereafter  4.0%
                                                             ----
                                                            20.0%
                                                            -----
                                                            -----

                                    Any Escrowed Warrants to which DLJ Bridge is not
                                    entitled as set forth above shall be returned to the
                                    Company for cancellation following a determination
                                    thereof.

Escrow:                             The Escrowed Warrants will be held, undated, in
                                    escrow by Snoga, Inc., an affiliate of DLJ Bridge
                                    or a bank mutually acceptable to DLJ Bridge and
                                    the Company, from the Issuance Date.

Right to Resell Bridge Notes:       DLJ Bridge shall have the absolute and unconditional
                                    right to resell Bridge Notes in compliance with
                                    applicable law to any third party. Commencing on the
                                    First Anniversary, the Company shall make available
                                    to DLJ Bridge such of the Escrowed Warrants as are
                                    needed to facilitate the resale of the Bridge Notes
                                    to third parties on a fixed rate basis; provided,
                                    however that DLJ Bridge shall agree that it shall
                                    not retain any such equity provided specifically to
                                    facilitate the resale of the Bridge Notes as set forth
                                    in this provision.

Representations and Warranties:     The Securities Purchase Agreement will contain
                                    representations and warranties to DLJ Bridge and
                                    holders of the Bridge Notes which are usual and
                                    customary for transactions of this nature or
                                    required by DLJ Bridge for this Transaction in
                                    particular as to the Credit Group, including
                                    but not limited to: (i) Corporate Existence
                                    and Power; (ii) Authorization, Execution and
                                    Enforceability of Material Agreements; (iii)
                                    Governmental Authorization; (iv) Non-Contravention
                                    of Laws or Material Agreements; (v) Financial
                                    Information; (vi) Litigation; (vii) Taxes; (viii)
                                    Subsidiaries; (ix) Not an Investment Company; (x)
                                    ERISA; (xi) Environmental; (xii) Permits; (xiii)
                                    Leases; (xiv) Full Disclosure; (xv) Capitalization;
                                    (xvi) Solicitation; Access to Information; (xvii)
                                    Absence of Any Undisclosed Liabilities; (xviii)
                                    Historical and Pro Forma Financial Statements;
                                    (xix) No Material Adverse Change; and (xx)
                                    Governmental Regulations.

Covenants:                          The Securities Purchase Agreement will contain
                                    usual and customary covenants for securities of
                                    this nature including covenants with respect to:
                                    (i) Furnishing of Information; (ii) Use of
                                    Proceeds; (iii) Wholly Owned Subsidiaries; (iv)
                                    Restrictions on Indebtedness; (v) Restrictions
                                    on Dividends and Redemptions and Repayment of
                                    Subordinated Debt or Pari Passu Debt; (vi)
                                    Restrictions on the Sale of Assets; (vii)
                                    Restrictions on Business

                                       5


                                    Activities; (viii) Restrictions on Transactions
                                    with Affiliates; (ix) Restrictions on Merger or
                                    Consolidation; (x) Restrictions on Liens; (xi)
                                    Refinancing of Bridge Notes (including providing
                                    such of the Escrowed Warrants as are needed in
                                    order to facilitate such refinancing); (xii)
                                    Restrictions on Investments and Acquisitions and
                                    (xiii) Additional Covenants which will not
                                    include any financial maintenance covenants or
                                    covenants regarding accelerated buy-back or
                                    sinking fund requirements.

Event of Default:                   An Event of Default as defined for the Bridge
                                    Notes will include but not be limited to: (i)
                                    the failure of the Company to pay principal on
                                    the Bridge Notes when due; (ii) the failure of
                                    the Company to pay interest or fees on the
                                    Bridge Notes and the continuance of such failure
                                    for 5 days; (iii) the failure of the Credit
                                    Group to comply with any other provision,
                                    condition, covenant, promise, warranty or
                                    representation in the Securities Purchase
                                    Agreement or the Bridge Notes, provided that in
                                    certain cases such failure continues for 30 days
                                    after notice; (iv) a default under any
                                    instrument or instruments governing indebtedness
                                    of any member of the Credit Group when such
                                    default causes such indebtedness to become due
                                    prior to its stated maturity or failure to pay
                                    any such indebtedness at its stated maturity in
                                    an aggregate principal amount exceeding a
                                    threshold amount to be agreed; (v) final
                                    judgments aggregating in excess of a threshold
                                    amount to be agreed rendered against any member
                                    of the Credit Group and not discharged or stayed
                                    within 60 days; (vi) certain events of
                                    bankruptcy, insolvency or reorganization with
                                    respect to any member of the Credit Group ;
                                    (vii) material misrepresentations in the
                                    Securities Purchase Agreement; (viii)
                                    unenforceability of any Guarantee; (ix) certain
                                    ERISA defaults; or (x) Change of Control of the
                                    Company.

                                    In case an Event of Default shall occur
                                    and be continuing, the holders of at least 33
                                    1/3% (a majority where DLJ Bridge, or its
                                    affiliates, hold a majority of the aggregate
                                    principal amount of the Bridge Notes) in
                                    aggregate principal amount of the Bridge Notes
                                    then outstanding, by notice in writing to the
                                    Company and the agent bank under the Bank Credit
                                    Facility (the "Agent Bank") may declare the
                                    principal of and all accrued interest on all
                                    Bridge Notes to be due and payable immediately,
                                    provided that for so long as the Bank Credit
                                    Facility is in effect, such acceleration shall
                                    not become effective until the earlier of (i)
                                    five days after the notice of acceleration is
                                    received or (ii) the date on which the
                                    Designated Senior Debt is accelerated.  If an
                                    Event of Default specified in clause (vi)
                                    occurs, the principal of and accrued interest on
                                    the Bridge Notes will be immediately due and
                                    payable without any declaration or other act on
                                    the part of the holders of the Bridge Notes. An
                                    acceleration notice may be annulled and past
                                    defaults (except for monetary defaults not yet
                                    cured) may be waived by the holders of a
                                    majority in aggregate principal amount of the
                                    Bridge Notes.  In the event that the Bridge
                                    Notes have accelerated as a result of an
                                    acceleration under the Designated Senior Debt
                                    and such acceleration of Designated Senior Debt
                                    is rescinded within

                                    five days, the acceleration under the Bridge
                                    Notes will be automatically rescinded.

                                    If an Event of Default shall occur and for as long as such
                                    Event of Default shall be continuing, DLJ Bridge shall have the right to appoint one (1) representative to sit on the
                                    Company's Board of Directors provided, however, that such
                                    right shall terminate if DLJ Bridge no longer retains at
                                    least 50% of the outstanding Bridge Notes.

Defeasance Provision:               None.

Expiration Date:                    The obligation of DLJ Bridge to purchase the
                                    Bridge Notes will expire upon the earliest of:
                                    (i) the completion of the Transaction without
                                    the use of the Bridge Notes; (ii) termination of
                                    the Merger Agreement; (iii) the commencement by
                                    the Company of the marketing of any securities
                                    pursuant to the Transaction in which Donaldson,
                                    Lufkin & Jenrette Securities Corporation
                                    ("DLJSC") is not sole manger or sole agent, as
                                    the case may be; and (iv) September 30, 1997.

Governing Law:                      New York.

                                        7

                    Securities Purchase Agreement

    The Commitment of DLJ Bridge to purchase the Bridge Notes will be subject to the execution of definitive documentation including a definitive securities purchase agreement (the "Securities Purchase Agreement") which will contain the terms and conditions set forth herein and such other conditions precedent, covenants, representations, warranties, events of default and other provisions are as customary for financings of this kind.

Conditions to Funding:       The funding of the Bridge Notes will be subject to
                             satisfaction of the conditions precedent deemed appropriate by DLJ Bridge for leveraged financing generally and for this transaction in particular, including the following:

                             (i)  The Transaction shall have been
                                  consummated in accordance with the terms of each of the Tender Offer and the Merger Agreement and the aggregate payment for the common stock of the Company shall not have exceeded $228.0 million. The Merger Agreement and other documentation (including the Tender Offer) shall be satisfactory in form and substance to DLJ Bridge, without any amendment, modification or waiver of any of the terms or conditions thereof without the prior written consent of DLJ Bridge;

                             (ii) The Company shall have in place the Bank
                                  Credit Facility of which not more than $75.0 million shall be drawn and the covenants and other terms and conditions of which shall be satisfactory in all respect to DLJ Bridge. The Credit Group shall have not more than $549.2 million of aggregate indebtedness, which shall include only the following: (i) not more than $75.0 million borrowed under the Bank Credit Facility, (ii) not more than $200.0 million of Bridge Notes, (iii) not more than $200.0 million of Senior Notes of Jitney-Jungle existing as of the date hereof (the "Jitney Senior Notes"), and (iv) capital lease obligations in an aggregate amount not exceeding $74.2 million.;

                            (iii) DLJ Bridge shall have completed its
                                  tax, legal and environmental due diligence investigations of the Credit Group and the results of such investigations shall be satisfactory to DLJ Bridge;

                             (iv) Receipt of (a) consolidated financial
                                  statements of the Credit Group including balance sheets and income and cash flow statements as of the end of and for each of the last three fiscal years of the Credit Group (which shall not differ materially from the information supplied to date to DLJ Bridge) and its affiliates, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, together with the report thereon;
                                  (b) unaudited selected financial information of the Credit Group meeting the requirements of Item 301 (a) of Regulation S-K for the two fiscal years immediately preceding the last three fiscal years of the Credit Group; and
                                  (c) unaudited interim financial statements of the Credit Group, prepared in the same manner as the historical audited statements for the most recently ended quarterly period and for the same quarterly period during the most recently ended fiscal year;

                              (v) The corporate, tax, capital and
                                  ownership structure (including articles of incorporation and by-laws), shareholders agreements and management of the Company and its subsidiaries before and after the Transaction shall be consistant with that previously disclosed to DLJ Bridge or its affiliates, and shall not have been modified other than without the prior written consent of DLJ Bridge;

                             (vi) Receipt of a consolidating pro forma
                                  balance sheet of the Credit Group as of the Closing Date, giving effect to the Transaction and the transactions contemplated by the Merger Agreement and the Securities Purchase Agreement and reflecting estimated purchase price accounting adjustments, prepared by independent public accountants of recognized national standing;

                            (vii) Satisfactory completion of all loan
                                  documentation and other documentation
                                  relating to the Bridge Notes in form and substance satisfactory to DLJ Bridge and in compliance with all applicable laws and regulations;

                           (viii) Receipt of all governmental,
                                  regulatory, shareholder and third party
                                  consents (including Hart-Scott-Rodino
                                  clearance) and approvals necessary or
                                  desirable in connection with the Transaction and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any competent authority that could restrain, prevent or impose any materially adverse conditions on the Transaction or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the judgment of DLJ Bridge could have any such effect;

                             (ix) Absence of any material adverse change
                                  in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Credit Group since the end of the most recently ended fiscal year for which audited financial statements have been provided to DLJ Bridge or in the facts and information as represented to date;

                              (x) Absence of any action, suit,
                                  investigation, litigation or proceeding
                                  pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Transaction or the Bridge Notes or any of the other transactions contemplated hereby, or that could have a material adverse effect on the Transaction or the Bridge Notes or any of the other transactions contemplated hereby;

                             (xi) DLJ Bridge shall have received satisfactory
                                  opinions of counsel to the Company as to the transactions contemplated hereby

                                  (including without limitation the tax
                                  aspects thereof and compliance with all
                                  applicable securities laws), and such
                                  corporate resolutions, certificates and other documents as DLJ Bridge shall reasonably request;

                            (xii) Absence of any Event of Default or
                                  event that, with notice and/or the passage of time, could become an Event of Default and accuracy of all representations and warranties;

                           (xiii) A letter (the "Engagement Letter")
                                  shall have been executed between the Company and DLJSC engaging DLJSC as exclusive investment banker to theCredit Group, for all purposes until the date on which the Bridge Notes have been repaid in full;

                            (xiv) All fees and expenses due to DLJ
                                  Bridge in connection with the purchase of the Bridge Notes or to DLJSC as set forth in the Engagement Letter or otherwise shall have been paid in full;

                             (xv) Absence of any disruption or adverse
                                  change in the financial or capital markets generally which could reasonably be expected to materially adversely affect the purchase of the Bridge Notes or the refinancings thereof;

                            (xiv) DLJ Bridge shall have received
                                  consent from the Bank Credit Facility
                                  lenders, if any, concerning the anticipated terms and conditions of the Bridge Notes, and the Permanent Financing including the application of the proceeds from any such financing. Such terms will include usual and customary terms for securities of this type;

                             (xv) The Company shall have received consent
                                  from the holders of the Jitney Senior Notes allowing the Company to incur the indebtedness contemplated by the Transaction and such consent shall be acceptable to DLJ Bridge in all respects; and

                            (xvi) In the event CSFB accepts the
                                  Co-Purchase Offer, CSFB shall have delivered to DLJ Bridge an irrevocable certificate stating that the conditions to funding their Bridge Notes have been satisfied and that they are prepared to fund their ratable share of the takedown.

                             EXHIBIT A
    In consideration of the commitment given by DLJ Bridge Finance, Inc., a Delaware limited partnership ("DLJ Bridge"), with respect to the Transaction involving Jitney-Jungle, (the "Indemnifying Party") and Delchamps pursuant to the Bridge Commitment Letter between Jitney-Jungle and DLJ Bridge of which this
Exhibit is a part (such Bridge Commitment Letter, together with all Exhibits attached thereto, is referred to herein as the "Commitment"), the Indemnifying Party agrees to indemnify and hold harmless DLJ Bridge, its affiliates, and each person, if any, who controls DLJ Bridge, or any of its affiliates, within the meaning of the Securities Act of 1933, as amended (the "Act") or the Securities Exchange Act of 1934, as amended (a "Controlling Person"), and the respective partners, agents, employees, officers and directors of DLJ Bridge, its affiliates, and any such Controlling Person (each an "Indemnified Party" and collectively, the "Indemnified Parties" or the "DLJ Bridge Group"), from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation and as incurred, reasonable costs of investigating, preparing or defending any such claim or action, whether or not DLJ Bridge Group is a party thereto) arising out of, or in connection with any activities contemplated by, the Commitment or any other services rendered in connection therewith, including, but not limited to, losses, claims, damages, liabilities or expenses arising out of or based upon any untrue statement or any alleged untrue statement of a material fact or any omission or any alleged omission to state a material fact in any of the disclosure or offering or confidential information documents (the "Disclosure Documents") pertaining to any of the transactions or proposed transactions contemplated by the Commitment, including any eventual resale or refinancing of any Bridge Notes (as defined in the Commitment), provided that the Indemnifying Party will not be responsible for any claims, liabilities, losses, damages or expenses that are determined by final judgment of a court of competent jurisdiction to result solely from DLJ Bridge Group's gross negligence, willful misconduct or bad faith. The Indemnifying Party also agrees that DLJ Bridge Group shall have no liability (except for breach of provisions of the Bridge Commitment Letter for which this Exhibit A is a part) for claims, liabilities, damages, losses or expenses, including legal fees, incurred by the Indemnifying Party unless they are determined by final judgment of a court of competent jurisdiction to result solely from DLJ Bridge Group's gross negligence, willful misconduct or bad faith.

    In case any action shall be brought against DLJ Bridge Group with respect to which indemnity may be sought against the Indemnifying Party under this agreement, DLJ Bridge Group shall promptly notify the Indemnifying Party in writing and the Indemnifying Party shall, if requested by DLJ Bridge or if the Indemnifying Party desires to do so, assume the defense thereof, including the employment of counsel reasonably satisfactory to DLJ Bridge and payment of all reasonable fees and expenses. The failure to so notify the Indemnifying Party shall not affect any obligations the Indemnifying Party may have to DLJ Bridge Group under the Commitment or otherwise unless the Indemnifying Party is materially adversely affected by such failure. DLJ Bridge Group shall have the right to employ separate counsel in such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of DLJ Bridge Group, unless: (i) the Indemnifying Party has failed to assume the defense and employ counsel reasonably satisfactory to DLJ Bridge or (ii) the named parties to any such action (including any impleaded parties) include DLJ Bridge Group and the Indemnifying Party, and DLJ Bridge Group shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party, provided, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the reasonable fees and expenses of more than one such firm of separate counsel, in addition to any local counsel, which counsel shall be designated by DLJ Bridge and reasonably acceptable to the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any such action effected without the written consent of the Indemnifying Party (which shall not be unreasonably withheld) and the Indemnifying Party agrees to indemnify and hold harmless DLJ Bridge Group from and against any loss or liability by reasons of settlement of any action effected with the consent of the Indemnifying Party. In addition, the Indemnifying Party will not, without the prior written consent of DLJ Bridge, settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in respect to which indemnification or contribution may be sought hereunder (whether or not DLJ Bridge is a party thereto) unless such settlement, compromise, consent or termination includes an express unconditional release of DLJ Bridge and the other Indemnified Parties, satisfactory in form and substance to DLJ Bridge, from all liability arising out of such action, claim, suit or proceeding.

    If for any reason the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then in lieu of indemnifying such Indemnified Party, the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such claims, liabilities, losses, damages, or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying Party on the one hand and by DLJ Bridge on the other from the Transaction contemplated by the Commitment or (ii) if the allocation provided by clause (i) is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and DLJ Bridge on the other, but also the relative fault of the Indemnifying Party and DLJ Bridge as well as any other relevant equitable considerations. Notwithstanding the provisions of this Exhibit A, the aggregate contribution of all Indemnified Parties shall not exceed the amount of fees actually received by DLJ Bridge pursuant to the Commitment. It is hereby further agreed that the relative benefits to the Indemnifying Party on the one hand and DLJ Bridge on the other with respect to any Transaction shall be deemed to be in the same proportion as (i) the total value of the Transaction bears to
(ii) the fees paid to DLJ Bridge with respect to such Transaction. The relative fault of the Indemnifying Party on the one hand and DLJ Bridge on the other with respect to the Transaction shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of material fact or the omission or alleged omission to state a material fact related to information supplied by the Indemnifying Party or by DLJ Bridge and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No Indemnified Party shall have any liability to the Indemnifying Party or any other person in connection with the services rendered pursuant to the Commitment except for the liability for claims, liabilities, losses or damages finally determined by a court of competent jurisdiction to have resulted from action taken or omitted to be taken by such Indemnified Party in bad faith or to be due to such Indemnified Party's willful misconduct, or gross negligence. No person guilty of fraudulent misrepresentation (within the meaning of Section 11 (f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

    The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability the Indemnifying Party may have to any Indemnified Party at common law or otherwise, (ii) shall survive the termination of the Commitment and (iii) shall remain operative and in full force and effect regardless or any investigation made by or on behalf of the DLJ Bridge or any other Indemnified Party.

                                      EXHIBIT B

                               SUBORDINATION PROVISIONS

    Set forth below is substantially the form of subordination provisions for each of the Subordinated Bridge Notes (the "Notes") which will be set forth in the Definitive Documents, subject to conforming changes.

    (a) Notes Subordinated to Designated Senior Debt. The Issuer for itself and its successors, and each Holder, by its acceptance of the Notes, agrees that the payment of the Subordinated Obligations [to be defined to mean principal and interest (including post-petition interest as provided below) on the Subordinated Bridge Notes and any claim for rescission or damages in respect thereof under any applicable law] by the Issuer is subordinated, to the extent and in the manner provided in this Section, to the prior payment of Designated Senior Debt; provided that the provisions of this Section do not apply to, and the Notes are not subordinated in respect of, the proceeds of the Permanent Financing.

              This Section will constitute a continuing offer to all persons who, in reliance upon its provisions, become holders of, or continue to hold, Designated Senior Debt, and such provisions are made for the benefit of the holders of Designated Senior Debt, and such holders are made obligees under this Section and they and/or each of them may enforce its provisions.

    (b)  No Payment on Notes in Certain Circumstances.

         (i) No payment will be made on account of the Subordinated Obligations, or to acquire any of the Notes for cash or property other than capital stock of the Issuer, or on account of the redemption provisions of the Notes (x) upon the maturity of any Designated Senior Debt by lapse of time, acceleration or otherwise, unless and until all such Designated Senior Debt shall first be paid in full or provided for in cash or cash equivalents or such payment duly provided for or (y) in the event that the Issuer defaults in the payment of any principal of or interest on or any other amounts payable on or due in connection with any Designated Senior Debt when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, unless and until such default has been cured or waived in writing.

         (ii) Upon the happening of any event of default (or if an event of default would result upon any payment with respect to the Subordinated Obligations) with respect to any Designated Senior Debt, as such event of default is defined in the instruments evidencing such Designated Senior Debt or under which it is outstanding, permitting the holders to accelerate its maturity (if the default is other than default in payment of the principal of or interest on or any other amount due in connection with such Designated Senior Debt) upon written notice of the event of default given to the Issuer by the holders of such Designated Senior Debt, then, unless and until such event of default has been cured or waived in writing, no payment will be made by the Issuer with respect to the Subordinated Obligations or to acquire any of the Notes for cash, property or securities other than capital stock of the Issuer or with regard to redemption of Notes; provided that this paragraph (ii) will not prevent the making of any payment for a period of more than 179 days after the date the written notice of the default is given unless such Designated Senior Debt in respect of which such event of default exists has been declared due and payable in its entirety within that period, and that declaration has not been rescinded. If such Designated Senior Debt is not declared due and payable within 179 days after the written notice of the default is given, promptly after the end of the 179 day period the Issuer will pay all sums not paid during the 179-day period because of this paragraph (ii) unless paragraph (i) above is then applicable. During any 360-day consecutive period only one such period during which payment of principal of, or interest on, the Notes may not be made may commence and the duration of such period may not exceed 179 days.

         (iii)If any payment or distribution of assets of the Issuer is received by any Holder in respect of the Subordinated Obligations at a time when that payment or distribution should not have been made because of paragraph (i) or (ii), such payment or distribution will be received and held in trust for and will be paid over to the holders of Designated Senior Debt which is due and payable and remains unpaid or unprovided for (pro rata as to each of such holders on the basis of the respective amounts of Designated Senior Debt which is due and payable held by them) until all such Designated Senior Debt has been paid in full or provided for in cash or cash equivalents, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Designated Senior Debt.

    (c) Notes Subordinated to Prior Payment of all Designated Senior Debt on Dissolution, Liquidation or Reorganization. Upon any distribution of assets of the Issuer upon any dissolution, winding up, liquidation or reorganization of the Issuer (whether in bankruptcy, insolvency, receivership or similar proceeding related to the Issuer or its property or upon an assignment for the benefit of creditors or otherwise):

         (i) the holders of all Designated Senior Debt will first be entitled to receive payment in full or provision for payment in full in cash or cash equivalents of the principal of and interest due on Designated Senior Debt and other amounts due in connection with Designated Senior Debt (including interest accruing subsequent to an event specified in Sections _____ [certain bankruptcy events] and ___________ [winding up] at the rate provided for in the documents governing such Designated Senior Debt, whether or not such interest is an allowed claim enforceable against the debtor in a Bankruptcy case under Title 11 of the United States Code), before the Holders are entitled to receive any payment on account of the principal of or interest on the Notes;

         (ii) any payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities, to which the Holders would be entitled except for the provisions of this Section will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Designated Senior Debt or their representatives to the extent necessary to make payment in full or provision for payment in full in cash or cash equivalents of all Designated Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Designated Senior Debt ; and

         (iii)if, notwithstanding the foregoing, any payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities is received by the Holders on account of the Subordinated Obligations before all Designated Senior Debt is paid in full or provided for in cash or cash equivalents, such payment or distribution will be received and held in trust for and will be paid over to the holders of the Designated Senior Debt remaining unpaid or unprovided for or their representatives for application to the payment of such Designated Senior Debt until all such Designated Senior Debt has been paid in full or provided for in cash or cash equivalents, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Designated Senior Debt.

              The Issuer will give prompt written notice to the Holders of any dissolution, winding up, liquidation or reorganization of it or any assignment for the benefit of its creditors and of any event of default in respect of Designated Senior Debt.

(d) For purposes of this Section, the words "cash, property or securities" shall not be deemed to include (x) shares of capital stock of the Issuer as reorganized or readjusted, (y) securities of the Issuer or any other corporation provided for by a plan of reorganization or readjustment which are subordinated, to at least the same extent as the Notes, to the payment of all Designated Senior Debt then outstanding or (z) any payment or distribution of securities of the Issuer or any other corporation authorized by an order or decree giving effect, and stating in such order or decree that effect has been given, to subordination of the Notes to Designated Senior Debt and made by a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy, insolvency or similar law. For purposes of this Section, "payment on the account of the Subordinated Obligations" shall not include the Warrants, any shares issued upon exercise of the Warrants or any sale or transfer of any of the foregoing.

(e) Holders to be Subrogated to Rights of Holders of Designated Senior
    Debt. Following the payment in full or provision for payment in full of all Designated Senior Debt, the Holders will be subrogated to the rights of the holders of Designated Senior Debt to receive payments or distributions of assets of the Issuer applicable to the Designated Senior Debt until all amounts owing on the Notes have been paid in full, and for the purpose of such subrogation no such payments or distributions to the holders of Designated Senior Debt by or on behalf of the Issuer or by or on behalf of the Holders by virtue of this Section which otherwise would have been made to the Holders will, as between the Issuer and the Holders, be deemed to be payment by the Issuer to or on account of the Designated Senior Debt, it being understood that the provisions of this Section are and are intended solely for the purpose of defining the relative rights of the Holders, on the one hand, and the holders of Designated Senior Debt, on the other hand.

(f) Obligations of the Issuer Unconditional. Nothing contained in this Section or elsewhere in the Notes is intended to or will impair, as between the Issuer and the Holders, the obligations of the Issuer, which are absolute and unconditional, to pay to the Holders the Subordinated Obligations as and when they become due and payable in accordance with their terms, or is intended to or will affect the relative rights of the Holders and creditors of the Issuer other than the holders of the Designated Senior Debt, nor will anything herein or therein prevent any Holder from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights if any, under this Section of the holders of Designated Senior Debt in respect of cash, property or securities of the Issuer received upon the exercise of any such remedy.

(g) Subordination Rights not Impaired by Acts or Omissions of the Issuer or Holders of Designated Senior Debt. No right of any present or future holders of any Designated Senior Debt to enforce subordination as provided herein will be any time in any way be prejudiced or impaired by any act or failure to act on the part of the Issuer or by any act or failure to act by any such holder, or by any noncompliance by the Issuer with the terms of this Note, regardless of any knowledge thereof which any such holder may have or otherwise be charged with. The holders of Designated Senior Debt may extend, renew, modify or amend the terms of the Designated Senior Debt or any security therefor and release, sell or exchange such security and otherwise deal freely with the Issuer, all without affecting the liabilities and obligations of the parties to the document or the Holders. No amendment to these provisions will be effective against the holders of the Designated Senior Debt who have not consented thereto in writing.

(h) Not to Prevent Events of Default. The failure to make a payment on account of the Subordinated Obligations by reason of any provision of this Section will not be construed as preventing the occurrence of an
     Event of Default.

                           [Letterhead]


                                        July 14, 1997

Jitney-Jungle Stores of America, Inc.
1770 Ellis Avenue
Suite 200
Jackson, Mississippi, 39204

Attention:     Mr. Michael E. Julian
               President & Chief Executive Officer

Gentlemen:

     This will confirm our agreement to modify the second paragraph of the letter agreement between us dated July 3, 1997 to read as set forth below.

     "We understand that the total cash proceeds required to consummate the Transaction are approximately $281.4 million and that such funds will be provided as follows: (i) borrowings by the Company of approximately $75.0 million under a $150.0 million senior secured financing (the "Bank Credit Facility") consisting of a six and one half-year amortizing revolving credit facility; (ii) the issuance by the Company, for cash, of up to $200.0 million of senior subordinated increasing rate notes (the "Bridge Notes"); and (iii) approximately $6.4 million of available cash."

     Please indicate your agreement to the foregoing by executing this document.


                              Sincerely,

                              DLJ Bridge Finance, Inc.

                              /s/ Paul Thompson III
                              -------------------------
                              By: Paul Thompson III
                              Title: Chief Operating Officer



Accepted and Agreed to this
July 3, 1997

Jitney-Jungle Stores of America, Inc.

/s/ Michael Julian
-------------------------------------
By: Michael Julian
Title: President and Chief Executive Officer